COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT
IN GENERAL CALIFORNIA MUNICIPAL BOND FUND, INC.
AND THE LEHMAN BROTHERS MUNICIPAL BOND INDEX

EXHIBIT A:

                LEHMAN              GENERAL
               BROTHERS            CALIFORNIA
 PERIOD       MUNICIPAL            MUNICIPAL
             BOND INDEX *        BOND FUND, INC.

10/10/89         10,000             10,000
9/30/90          10,680             10,676
9/30/91          12,088             11,888
9/30/92          13,351             13,114
9/30/93          15,053             15,086
9/30/94          14,685             14,418
9/30/95          16,328             15,834
9/30/96          17,314             16,919
9/30/97          18,875             18,367
9/30/98          20,520             19,977
9/30/99          20,377             19,254
*Source: Lehman Brothers